Exhibit 10.38

February 11, 2021

Peter Zaffino

Address on file with the Company

Re:	Offer Letter –
President & Chief Executive Officer

Dear Peter:

We are pleased to confirm the terms of your role and compensation as President and Chief Executive Officer of American International Group, Inc. (the “Company” and, together with its subsidiaries and controlled affiliates, “AIG”).

•	Effective Date. March 1, 2021.

•	Position. On the Effective Date, you will begin to serve as President and Chief Executive Officer of the Company and you will continue to serve as a member of the Company’s Board of Directors (the “Board”). In that capacity, you will report directly (and only) to the Board and have all of the customary authorities, duties and responsibilities that accompany these positions.

•	Total Direct Compensation. Your initial annual target direct compensation will be $17,000,000, as follows:

•	Base Salary. Your base cash salary will be at a rate of $1,500,000 per year, beginning on the Effective Date.

•	Short-term Incentive. Your annual incentive target award amount for 2021 will be $4,000,000.

Annual incentives are currently determined and paid in accordance with the AIG Short-Term Incentive Plan (“STIP”). Your actual award, if any, will be determined based on the Board’s assessment of your performance and will be paid in cash in March 2022. There will be no proration of your annual incentive target amount for 2021 based on the Effective Date.

•	Long-term Incentive. Your annual long-term incentive target award amount for 2021 will be $11,500,000.

Long-term incentives are currently granted in accordance with the AIG Long Term Incentive Plan (“LTIP”). Subject to the terms set out below (Termination Protection), your awards will be subject to the terms and conditions of the relevant LTIP and the award agreement governing the grant (including, without limitation, the six-month notice requirement) applicable to other senior management grantees. The long-term award mix and structure for 2021 is pending. (For reference, the 2020 long-term incentive awards comprised 50% performance share units, 25% restricted stock units and 25% stock options.)

•	Clawback Policy. As an executive officer, any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy (and any other AIG clawback policies as may be in effect for senior management from time to time).

•	Benefits. You will be entitled to benefits consistent with senior executives of the Company and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time. To facilitate the performance of your management responsibilities, the Company will provide you with use of Company aircraft, use of Company pool cars and drivers, and an annual cash perquisite allowance of $35,000. You will be permitted to use Company aircraft for personal purposes and will reimburse to the Company for incremental costs to the Company associated with such personal usage in excess of $195,000 per year.

In connection with commencement of your service as President and Chief Executive Officer, the Company will pay your expenses of advisors in connection with negotiating and documenting these arrangements.

•	Termination Protection. As President and Chief Executive Officer, you will continue to participate in AIG’s Executive Severance Plan. All equity awards granted to you before, on or after the date of this letter (1) will fully vest upon a Covered Termination (as defined in the Executive Severance Plan as in effect on the date hereof, with the addition that Good Reason shall include any material adverse change in your duties or responsibilities), death, Disability or Retirement (as such terms are defined in the LTIP as in effect on the date hereof), (2) to the extent such equity awards are earned based on performance measures, performance shall be determined based on actual performance for the whole performance period (provided that, in the event of your death, any performance measures will be deemed to have been earned at target and your equity awards will become promptly deliverable), and (3) to the extent such equity awards are options, they will be exercisable (or become exercisable based on performance) for the remainder of the 10-year term following such termination of employment.

•	Indemnification and Cooperation. During and after your employment, the Company will indemnify you in your capacity as an officer and a member of the Board of the Company to the fullest extent permitted by applicable law and the Company’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as the Company’s other executive officers or directors. The Company agrees to cause any successor to all or substantially all of the business or assets (or both) of the Company to assume expressly in writing and to agree to perform all of the obligations of the Company in this paragraph.

•	You agree (whether during or after your employment with the Company) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

•	Notice Period. You agree that if you voluntarily resign, you will give six months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion, provided that any notice period that is waived shall constitute service for purposes of determining whether you have vested in any equity awards or have satisfied the requirements for Retirement.

•	Tax Matters. Tax will be withheld by AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”), the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.

•	No Guarantee of Employment or Target Direct Compensation. This letter is not a guarantee of employment for any fixed period or a guarantee of target direct compensation for any period beyond 2021.

•	Non-Solicitation and Non-Disclosure Agreement. The Non-Solicitation and Non-Disclosure Agreement you executed on July 3, 2017 (the “Non-Solicitation Agreement”) shall remain in full force and effect.

•	Employment Dispute Resolution. You continue to be a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”).

•	Entire Agreement. This letter constitutes AIG’s only statement relating to your employment as President and Chief Executive Officer and, other than with respect to the Non-Solicitation Agreement, supersedes any previous communications or representations, oral or written, from or on behalf of AIG. In the event of any inconsistency between this letter and any other plan, program, practice or agreement in which you are a participant or a party, the terms described in this letter will control.

•	Miscellaneous Representations. You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would adversely impact your ability to perform the expected services on behalf of AIG other than as previously disclosed in writing to AIG and (b) you understand and accept all of the terms and conditions of this offer.

We look forward to your leadership.

Sincerely,
AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/W. Don Cornwell
W. Don Cornwell
Chair, Compensation and Management
Resources Committee

I agree with and accept the foregoing terms.

/s/Peter Zaffino
Peter Zaffino

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